CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 28, 2000 relating to the financial statements and financial highlights which appear in the June 30, 2000 Annual Report to Shareholders of Eastcliff total Return Fund, Eastcliff Growth Fund, Eastcliff Emerging Growth Fund, Eastcliff Regional Small Capitalization Value Fund and Eastcliff Contrarian Value Fund (the "Funds"), portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Independent Accountants" and "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
October 26, 2000